EXHIBIT 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 24705.010101
April 19, 2006

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

Registration Statement on Form S-4 for Exchange of Outstanding

6.875% Senior Notes due 2013 for 6.875% Senior Notes due 2013

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Massey Energy Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-131415) initially filed by the Company and A.T. Massey Coal Company, Inc., a Virginia corporation and a wholly owned subsidiary of the Company (“A.T. Massey”), and substantially all of the Company’s current operating subsidiaries (together with A.T. Massey, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) on January 31, 2006 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $760,000,000 aggregate principal amount at maturity of 6.875% Senior Notes due 2013 (collectively, the “Exchange Notes”) issued by the Company on December 21, 2005, and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Guarantors. The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of unregistered 6.875% Senior Notes due 2013 (the “Old Notes”) and the guarantees of the Company’s obligations under the Old Notes by the Guarantors, issued on December 21, 2005, in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of December 21, 2005, among the Company, the Guarantors and Wilmington Trust Company, as trustee. The terms of the Exchange Offer are described in the Registration Statement.

We have examined such documents as we have deemed necessary or appropriate for purposes of this opinion. You have requested our opinion as to certain United States federal

Board of Directors

Massey Energy Company

April 19, 2006

income tax consequences of participating in the Exchange Offer. Our opinion is set forth in the statements made in the Registration Statement under the heading “Material United States Federal Income Tax Consequences.” Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statement, and representations set forth in the Registration Statement.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, published administrative interpretations thereof, and published court decisions, all of which are subject to change at any time with retroactive effect.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. This opinion speaks only as of the date hereof, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP